EXHIBIT 21

Name	Country or State of Incorporation	Percent Ownership

ADI-Gardiner Limited	England	100%
AlliedSignal Aerospace Service Corporation	Delaware	100%
AlliedSignal Holdings B.V.	Netherlands	100%
Alsip Packaging, Inc.	Delaware	100%
Grimes Aerospace Company	Delaware	100%
Hand Held Products, Inc	Delaware	100%
Honeywell (China) Co., Ltd.	China	100%
Honeywell (Singapore) Pte Ltd.	Singapore	100%
Honeywell Aerospace GmbH	Germany	100%
Honeywell Aerospace UK	Canada	100%
Honeywell ASCa Inc.	Canada	100%
Honeywell Asia Pacific Inc.	Delaware	100%
Honeywell Automation India Limited	India	81%
Honeywell Avionics Systems Limited	United Kingdom	100%
Honeywell B.V.	Netherlands	100%
Honeywell Bermuda LP	Bermuda	100%
Honeywell Co., Ltd. (Korea)	Korea	100%
Honeywell Control Systems Limited	United Kingdom	100%
Honeywell Deutschland GmbH	Germany	100%
Honeywell Electronic Materials, Inc.	Washington	100%
Honeywell Europe NV	Belgium	100%
Honeywell Finance LP	Delaware	100%
Honeywell Garrett S.A.	France	100%
Honeywell Garrett Italia S.r.l.	Italy	100%
Honeywell Holdings Pty. Ltd.	Australia	100%
Honeywell International Sàrl	Switzerland	100%
Honeywell Japan Inc.	Japan	100%
Honeywell Korea Ltd.	Korea	100%
Honeywell Limited Honeywell Limitee	Canada	100%
Honeywell Luxembourg Finance SARL	Luxembourg	100%
Honeywell Luxembourg Holding S.a.r.l.	Luxembourg	100%
Honeywell Specialty Chemicals Seelze GmbH	Germany	100%
Honeywell spol s.r.o. (Czech Republic)	Czech Republic	100%
Honeywell Technical Services S.r.l.	Italy	100%
Honeywell Technologies Sarl	Switzerland	100%
Honeywell Technology Solutions Inc.	Delaware	100%
Honeywell Turbocharging Systems Japan Inc.	Japan	100%
Honeywell UK Limited	United Kingdom	100%
Life Safety Distribution AG	Switzerland	100%
Maxon Corporation	Indiana	100%
Metrologic Instruments, Inc.	New Jersey	100%
Norcross Safety Products, L.L.C	Delaware	100%
Novar ED&S Limited	England	100%
Novar Limited	United Kingdom	100%
UOP LLC	Delaware	100%